Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
May 1, 2024	Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces First Quarter Earnings Per Share of $0.51

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, May 1, 2024) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.51 for the three months ended March 31, 2024, compared to $0.48 per share in the fourth quarter of 2023 and $0.61 per share in the same quarter last year. Net earnings for the first quarter of 2024 amounted to $2.8 million, compared to $2.6 million in the prior quarter and $3.4 million for the first quarter of 2023. For the three months ended March 31, 2024, the return on average assets was 0.72%, the return on average equity was 8.88%, and the efficiency ratio was 73.0%.

In announcing these results, Abby Wendel, President and Chief Executive Officer of Landmark, said, “We are pleased with our first quarter results, which included continued solid loan growth, controlled expenses, and good credit quality. Compared to the fourth quarter 2023, total gross loans increased by $15.4 million, or 6.5% on an annualized basis, reflecting solid demand for residential mortgage, construction and commercial loans. Average interest-bearing deposits also increased $24.8 million this quarter. Net interest income totaled $10.7 million, a decrease of 1.3% from the prior quarter, as increased interest costs on deposits outpaced growth in interest income on loans. Our net interest margin increased slightly to 3.12% aided by relatively stable interest rates this quarter from the fourth quarter. Non-interest income increased $1.1 million as the fourth quarter of 2023 included a $1.2 million loss on the sale of lower rate investment securities. Our continuing focus on managing non-interest expense resulted in a slight decline this quarter while non-interest expense increased only 2.0% over the same period last year. A provision for credit losses of $300,000 was recorded in the first quarter of 2024 as we increased our allowance for credit losses to reflect the growth in loans.”

Ms. Wendel continued, “The credit quality of our loan portfolio remains excellent. Landmark recorded net loan charge-offs of $7,000 in the first quarter of 2024 compared to $362,000 in the fourth quarter of 2023 and $47,000 in the first quarter of 2023. The ratio of net loan charge-offs to loans remains low. Non-accrual loans totaled $3.6 million, or 0.38%, of gross loans at March 31, 2024 while the balance of loans past due 30 to 89 days totaled $3.9 million, or 0.41%, of gross loans at March 31, 2024. The allowance for credit losses totaled $10.9 million at March 31, 2024, or 1.13% of period end gross loans. Our loans to deposits ratio totaled 73.6% at the end of the first quarter reflecting ample liquidity for future loan growth.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, an increase of 5%, to be paid May 29, 2024, to common stockholders of record as of the close of business on May 15, 2024.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, May 2, 2024. Investors may participate via telephone by dialing (833) 470-1428 and using access code 688391. A replay of the call will be available through June 1, 2024, by dialing (866) 813-9403 and using access code 260752.

SUMMARY OF FIRST QUARTER RESULTS

Net Interest Income

Net interest income in the first quarter of 2024 amounted to $10.7 million representing a decrease of $139,000, or 1.3%, compared to the previous quarter. This decrease in net interest income was due mainly to higher interest expense on deposits, and was partially offset by growth in interest income on loans and lower interest expense on borrowings. The net interest margin increased to 3.12% during the first quarter. Compared to the previous quarter, interest income on loans increased $267,000, or 1.9%, to $14.5 million due to both higher balances and rates. The average tax-equivalent yield on the loan portfolio increased 12 basis points to 6.16%. Interest expense on deposits increased $578,000, or 11.8%, in the first quarter 2024, compared to the prior quarter, mainly due to higher rates and average balances on interest-bearing deposits. The average rate on interest-bearing deposits increased in the first quarter to 2.35% compared to 2.13% in the prior quarter. Interest on borrowed funds decreased $180,000 due primarily to lower average balances.

Non-Interest Income

Non-interest income totaled $3.4 million for the first quarter of 2024, a decrease of $95,000, or 2.7%, compared to the same period last year and an increase of $1.1 million, or 50.8%, from the previous quarter. The increase in non-interest income compared to the fourth quarter of 2023 was primarily the result of securities losses of $1.2 million taken in the fourth quarter of 2023 which did not re-occur in the current quarter. Gains on sales of one-to-four family residential real estate loans declined $181,000 from the same period last year but increased $257,000 from the prior quarter. Fees and service charges increased $103,000 compared to the same period last year but declined $302,000 from the prior quarter.

Non-Interest Expense

During the first quarter of 2024, non-interest expense totaled $10.6 million, an increase of $208,000, or 2.0%, over the same period in 2023 and a decrease of $11,000 compared to the prior quarter. Compared to the 1st quarter last year, compensation and benefits were flat while data processing expense declined 18.3%. Amortization expense also declined 10.6% but professional fees and other expenses increased $156,000 and $198,000, respectively. The increase in professional fees was associated with increased legal costs associated with revisions to the Company’s benefit plans while growth in other expense resulted from increased due to a valuation allowance recorded against real estate held for sale and an increase in operating losses incurred.

Income Tax Expense

Landmark recorded income tax expense of $518,000 in the first quarter of 2024 compared to income tax expense of $693,000 in the first quarter of 2023 and an income tax benefit of $111,000 in the fourth quarter of 2023. The effective tax rate was 15.7% in the first quarter of 2024 compared to 17.1% in the first quarter of 2023 and (4.4%) in the fourth quarter of 2023. The fourth quarter of 2023 included the recognition of $517,000 of previously unrecognized tax benefits, which reduced the effective tax rate in the periods.

Liquidity Highlights

In addition to local retail, commercial and public fund deposits, Landmark has access to multiple sources of brokered deposits that can be utilized for liquidity. Landmark also has diverse sources of liquidity available through both secured and unsecured borrowing lines of credit. At March 31, 2024, Landmark had collateral pledged to the Federal Home Loan Bank (“FHLB”) that would allow for an additional $165.3 million of FHLB borrowings. Additionally, investment securities were pledged to the Federal Reserve discount window that provides borrowing capacity with the Federal Reserve of $56.9 million. Landmark also had various other federal funds agreements, both secured and unsecured with correspondent banks totaling approximately $30.0 million in available credit at March 31, 2024.

As of March 31, 2024, Landmark had unpledged available-for-sale investment securities with a fair value of $63.4 million as well as approximately $69.5 million of pledged investment securities in excess of required levels. The average life of the Company’s investment portfolio is approximately 4.2 years and is projected to generate cash flow through maturities of $71.5 million over the next 12 months.

Balance Sheet Highlights

As of March 31, 2024, gross loans totaled $964.0 million, an increase of $15.4 million, or 6.5% annualized since December 31, 2023. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $10.3 million), construction and land (growth of $3.7 million), commercial real estate (growth of $2.4 million), municipal (growth of $1.2 million) and commercial (growth of $1.0 million) loans. The increase in one-to-four family residential real estate loans is primarily related to continued demand for adjustable-rate mortgage loans which are retained in our portfolio. Investment securities decreased $15.5 million during the first quarter of 2024, while pre-tax unrealized net losses on these investment securities increased from $21.9 million at December 31, 2023 to $24.4 million at March 31, 2024 mainly due to slightly higher interest rates.

Period end deposit balances decreased $22.7 million to $1.3 billion at March 31, 2024. The decrease in deposits was mainly driven by declines in money market and checking (decrease of $30.3 million) and non-interest-bearing demand (decrease of $2.7 million) in the first quarter but partly offset by higher certificate of deposit accounts and savings accounts, which increased in total by $10.3 million. The decrease in money market and checking accounts was mainly driven by a seasonal decline in public fund deposit account balances. However average interest-bearing deposits increased $24.8 million this quarter. Average borrowings, including FHLB advances and repurchase agreements decreased $11.8 million this quarter. At March 31, 2024, the loan to deposits ratio was 73.6% compared to 71.2% in the prior quarter and 66.4% in the same period last year.

Estimated uninsured deposits, excluding collateralized public fund deposits, totaled $174.2 million and $197.2 million as of March 31, 2024 and December 31, 2023, respectively. This represents approximately 14% of total deposits at March 31, 2024 and compares favorably with other similar community banking organizations. Over 92% of Landmark’s total deposits were considered core deposits at March 31, 2024. These deposit balances are from retail, commercial and public fund customers located in the markets where the Company has bank branch locations. Brokered deposits are considered non-core and totaled $95.7 million at March 31, 2024 compared to $83.2 million at December 31, 2023 and are utilized as an additional source of liquidity.

Stockholders’ equity decreased slightly to $126.7 million (book value of $23.14 per share) as of December 31, 2023, from $126.9 million (book value of $23.17 per share) as of December 31, 2023, primarily due to an increase in other comprehensive losses during the first quarter of 2024. The increase in other comprehensive losses resulted from higher market interest rates which increased the unrealized losses on the Company’s investment securities portfolio. The ratio of equity to total assets increased to 8.16% on March 31, 2024, from 8.13% on December 31, 2023.

The allowance for credit losses totaled $10.9 million, or 1.13% of total gross loans on March 31, 2024, compared to $10.6 million, or 1.12% of total gross loans on December 31, 2023. Net loan charge-offs totaled $7,000 in the first quarter of 2024, compared to $47,000 during the same quarter last year and $362,000 during the fourth quarter of 2023. A provision for credit losses of $300,000 was made in the first quarter of 2024 related to an increase loan balances and unfunded loan commitments.

Non-performing loans totaled $3.6 million, or 0.38% of gross loans at March 31, 2024 compared to $2.4 million, or 0.25% of gross loans at December 31, 2023. Loans 30-89 days delinquent totaled $3.9 million, or 0.41% of gross loans, as of March 31, 2024 compared to $1.6 million, or 0.17% of gross loans, as of December 31, 2023. Real estate owned totaled $428,000 at March 31, 2024.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the timing of rate changes, if any, by the Federal Reserve; (x) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current Israeli-Palestinian conflict and the conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Assets
Cash and cash equivalents	$16,468	$27,101	$23,821	$20,038	$23,764
Interest-bearing deposits at other banks	4,920	4,918	5,904	8,336	8,586
Investment securities available-for-sale, at fair value:
U.S. treasury securities	93,683	95,667	118,341	121,480	121,759
U.S. federal agency obligations	-	-	-	-	1,993
Municipal obligations, tax exempt	118,445	120,623	115,706	124,451	128,281
Municipal obligations, taxable	75,371	79,083	73,993	77,713	73,468
Agency mortgage-backed securities	149,777	157,396	148,817	160,734	164,669
Total investment securities available-for-sale	437,276	452,769	456,857	484,378	490,170
Investment securities held-to-maturity	3,584	3,555	3,525	3,496	3,467
Bank stocks, at cost	7,850	8,123	8,009	9,445	6,876
Loans:
One-to-four family residential real estate	312,833	302,544	289,571	259,655	246,079
Construction and land	24,823	21,090	21,657	22,016	23,137
Commercial real estate	323,397	320,962	323,427	314,889	316,900
Commercial	181,945	180,942	185,831	181,424	172,331
Paycheck Protection Program (PPP)	-	-	-	-	21
Agriculture	86,808	89,680	84,560	84,345	80,499
Municipal	5,690	4,507	3,200	2,711	2,004
Consumer	28,544	28,931	29,180	28,219	28,835
Total gross loans	964,040	948,656	937,426	893,259	869,806
Net deferred loan (fees) costs and loans in process	(578)	(429)	(396)	(261)	2
Allowance for credit losses	(10,851)	(10,608)	(10,970)	(10,449)	(10,267)
Loans, net	952,611	937,619	926,060	882,549	859,541
Loans held for sale, at fair value	2,697	853	1,857	3,900	1,839
Bank owned life insurance	38,578	38,333	38,090	37,764	37,541
Premises and equipment, net	20,696	19,709	23,911	24,027	24,241
Goodwill	32,377	32,377	32,377	32,199	32,199
Other intangible assets, net	3,071	3,241	3,414	3,612	3,809
Mortgage servicing rights	2,977	3,158	3,368	3,514	3,652
Real estate owned, net	428	928	934	934	934
Other assets	29,684	28,988	29,459	25,148	24,198
Total assets	$1,553,217	$1,561,672	$1,557,586	$1,539,340	$1,520,817

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	364,386	367,103	395,046	382,410	421,971
Money market and checking	583,315	613,613	586,651	606,474	588,366
Savings	154,000	152,381	157,112	160,426	169,504
Certificates of deposit	191,823	183,154	169,225	131,661	114,189
Total deposits	1,293,524	1,316,251	1,308,034	1,280,971	1,294,030
FHLB and other borrowings	74,716	64,662	74,567	76,185	37,804
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	15,895	12,714	20,592	22,293	28,750
Accrued interest and other liabilities	20,760	19,480	23,185	20,887	20,864
Total liabilities	1,426,546	1,434,758	1,448,029	1,421,987	1,403,099
Stockholders’ equity:
Common stock	55	55	52	52	52
Additional paid-in capital	89,364	89,208	84,568	84,475	84,413
Retained earnings	55,912	54,282	57,280	55,498	53,231
Treasury stock, at cost	(249)	(75)	-	-	-
Accumulated other comprehensive (loss) income	(18,411)	(16,556)	(32,343)	(22,672)	(19,978)
Total stockholders’ equity	126,671	126,914	109,557	117,353	117,718
Total liabilities and stockholders’ equity	$1,553,217	$1,561,672	$1,557,586	$1,539,340	$1,520,817

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest income:
Loans	$14,490	$14,223	$11,376
Investment securities:
Taxable	2,428	2,453	2,317
Tax-exempt	764	761	786
Interest-bearing deposits at banks	63	49	98
Total interest income	17,745	17,486	14,577
Interest expense:
Deposits	5,457	4,879	2,539
FHLB and other borrowings	1,022	1,203	567
Subordinated debentures	412	422	364
Repurchase agreements	107	96	160
Total interest expense	6,998	6,600	3,630
Net interest income	10,747	10,886	10,947
Provision for credit losses	300	50	49
Net interest income after provision for credit losses	10,447	10,836	10,898
Non-interest income:
Fees and service charges	2,461	2,763	2,358
Gains on sales of loans, net	512	255	693
Bank owned life insurance	245	242	218
Losses on sales of investment securities, net	-	(1,246)	-
Other	182	240	226
Total non-interest income	3,400	2,254	3,495
Non-interest expense:
Compensation and benefits	5,532	5,756	5,542
Occupancy and equipment	1,390	1,429	1,369
Data processing	481	462	589
Amortization of mortgage servicing rights and other intangibles	412	437	461
Professional fees	647	730	491
Other	2,089	1,748	1,891
Total non-interest expense	10,551	10,562	10,343
Earnings before income taxes	3,296	2,528	4,050
Income tax expense	518	(111)	693
Net earnings	$2,778	$2,639	$3,357

Net earnings per share (1)
Basic	$0.51	$0.48	$0.61
Diluted	0.51	0.48	0.61
Dividends per share (1)	0.21	0.20	0.20
Shares outstanding at end of period (1)	5,473,867	5,477,595	5,476,354
Weighted average common shares outstanding - basic (1)	5,469,954	5,481,119	5,473,781
Weighted average common shares outstanding - diluted (1)	5,474,852	5,481,119	5,481,722

Tax equivalent net interest income	$10,925	$11,017	$11,144

(1) Share and per share values at or for the period ended March 31, 2023 have been adjusted to give effect to the 5% stock dividend paid during December 2023.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2024	2023	2023
Performance ratios:
Return on average assets (1)	0.72%	0.67%	0.90%
Return on average equity (1)	8.88%	9.39%	12.04%
Net interest margin (1)(2)	3.12%	3.11%	3.31%
Effective tax rate	15.7%	-4.4%	17.1%
Efficiency ratio (3)	73.0%	71.9%	70.1%
Non-interest income to total income (3)	24.1%	24.3%	24.2%

Average balances:
Investment securities	$456,933	$463,763	$499,538
Loans	945,737	934,333	850,331
Assets	1,555,662	1,555,742	1,511,077
Interest-bearing deposits	935,417	910,610	872,900
FHLB and other borrowings	72,618	84,408	45,217
Subordinated debentures	21,651	21,651	21,651
Repurchase agreements	14,371	13,785	27,548
Stockholders’ equity	$125,846	$111,560	$113,115

Average tax equivalent yield/cost (1):
Investment securities	2.96%	2.86%	2.68%
Loans	6.16%	6.04%	5.43%
Total interest-bearing assets	5.11%	4.97%	4.39%
Interest-bearing deposits	2.35%	2.13%	1.18%
FHLB and other borrowings	5.66%	5.65%	5.09%
Subordinated debentures	7.65%	7.73%	6.82%
Repurchase agreements	2.99%	2.79%	2.36%
Total interest-bearing liabilities	2.70%	2.54%	1.52%

Capital ratios:
Equity to total assets	8.16%	8.13%	7.74%
Tangible equity to tangible assets (3)	6.01%	5.98%	5.50%
Book value per share	$23.14	$23.17	$21.50
Tangible book value per share (3)	$16.67	$16.67	$14.92

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,608	$10,970	$8,791
Adoption of CECL	-	-	1,523
Charge-offs	(141)	(442)	(108)
Recoveries	134	80	61
Provision for credit losses for loans	250	-	-
Ending balance	$10,851	$10,608	$10,267

Allowance for unfunded loan commitments	$300	$250	$200

Non-performing assets:
Non-accrual loans	$3,621	$2,391	$3,311
Accruing loans over 90 days past due	-	-	-
Real estate owned	428	928	934
Total non-performing assets	$4,049	$3,319	$4,245

Loans 30-89 days delinquent	$4,064	$1,582	$1,490

Other ratios:
Loans to deposits	73.64%	71.23%	66.42%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.42%	0.17%	0.17%
Total non-performing loans to gross loans outstanding	0.38%	0.25%	0.38%
Total non-performing assets to total assets	0.26%	0.21%	0.28%
Allowance for credit losses to gross loans outstanding	1.13%	1.12%	1.18%
Allowance for credit losses to total non-performing loans	299.67%	443.66%	310.09%
Net loan charge-offs to average loans (1)	0.00%	0.15%	0.02%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2024	2023	2023

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,551	$10,562	$10,343
Less: foreclosure and real estate owned expense	(50)	(40)	(17)
Less: amortization of other intangibles	(170)	(174)	(197)
Less: acquisition costs	-	-	-
Adjusted non-interest expense (A)	10,331	10,348	10,129

Net interest income (B)	10,747	10,886	10,947

Non-interest income	3,400	2,254	3,495
Less: losses (gains) on sales of investment securities, net	-	1,246	-
Less: gains on sales of premises and equipment and foreclosed assets	9	-	(1)
Adjusted non-interest income (C)	$3,409	$3,500	$3,494

Efficiency ratio (A/(B+C))	73.0%	71.9%	70.1%
Non-interest income to total income (C/(B+C))	24.1%	24.3%	24.2%

Total stockholders’ equity	$126,671	$126,914	$117,718
Less: goodwill and other intangible assets	(35,448)	(35,618)	(36,008)
Tangible equity (D)	$91,223	$91,296	$81,710

Total assets	$1,553,217	$1,561,672	$1,520,817
Less: goodwill and other intangible assets	(35,448)	(35,618)	(36,008)
Tangible assets (E)	$1,517,769	$1,526,054	$1,484,809

Tangible equity to tangible assets (D/E)	6.01%	5.98%	5.50%

Shares outstanding at end of period (F)	5,473,867	5,477,595	5,476,354

Tangible book value per share (D/F)	$16.67	$16.67	$14.92